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                       UNITED STATES              | OMB APPROVAL               |
            SECURITIES AND EXCHANGE COMMISSION    | OMB Number:      3235-0101 |
                  WASHINGTON, D.C. 20549          | Expires: November 30, 2003 |
                                                  | Estimated average burden   |
                                                  | hours per response.....2.0 |
                                    FORM 144       ----------------------------

                      NOTICE OF PROPOSED SALE OF SECURITIES
              PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933

ATTENTION: TRANSMIT FOR FILING 3 COPIES OF THIS FORM CONCURRENTLY WITH EITHER PLACING AN ORDER WITH A BROKER TO EXECUTE SALE OR EXECUTING A SALE DIRECTLY WITH A MARKET MAKER.
________________________________________________________________________________
1(a) NAME OF ISSUER (Please type or print)

     Winnebago Industries, Inc.
________________________________________________________________________________
1(b) IRS IDENT. NO.                    |(c) SEC FILE NO.
                                       |
     42-0802678                        |    I-6403
________________________________________________________________________________
1(d) ADDRESS OF ISSUER              STREET

     P.O. Box 152            605 W Crystal Lake Road
________________________________________________________________________________
1(d)      CITY                       STATE                  ZIP CODE

     Forest City                     IA                      50436
________________________________________________________________________________
1(e) TELEPHONE
________________________________________________________________________________
     AREA CODE           | NUMBER
                         |
       641               | 585-3535
________________________________________________________________________________
2(a) NAME OF PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD

     Frederick M. Zimmerman
________________________________________________________________________________
2(b) IRS IDENT. NO.                  (c) RELATIONSHIP TO ISSUER

     ###-##-####                      Director
________________________________________________________________________________
2(d) ADDRESS                        STREET

     14860 Lloyds Drive
________________________________________________________________________________
2(d)      CITY                       STATE                  ZIP CODE

        Minnetonka                     MN                      55345
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INSTRUCTION: THE PERSON FILING THIS NOTICE SHOULD CONTACT THE ISSUER TO OBTAIN THE I.R.S. IDENTIFICATION NUMBER AND THE SEC FILE NUMBER.

                                         SEC USE
3(a)           (b)                       ONLY     (c)           (d)          (e)                (f)                (g)
TITLE OF THE   NAME AND ADDRESS OF       BROKER-  NUMBER OF     AGGREGATE    NUMBER OF SHARES   APPROXIMATE        NAME OF EACH
CLASS OF       EACH BROKER THROUGH       DEALER   SHARES OR     MARKET       OR OTHER UNITS     DATE OF SALE       SECURITIES
SECURITIES     WHOM THE SECURITIES       FILE     OTHER UNITS   VALUE        OUTSTANDING        (SEE INSTR. 3(F))  EXCHANGE
TO BE SOLD     ARE TO BE OFFERED         NUMBER   TO BE SOLD    (SEE INSTR.  (SEE INSTR. 3(E))  (MO. DAY YR.)      (SEE INSTR. 3(G))
               OR EACH MARKET                     (SEE INSTR.   3(D))
               MAKER WHO IS                       3(C))
               AQUIRING THE
               SECURITIES
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                                                                                                                   New York
Common         Morgan Stanley                                                                                      Chicago
Stock,         8300 Norman Center Dr.,                                                                             Pacific
$.50 par       Suite 1150                                                                                          Boston
value          Bloomington, MN 55437                1,500       $57,165.00     33,674,159        12/20/04          Philadelphia
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INSTRUCTIONS:
1.(a) Name of issuer
  (b) Issuer's I.R.S. Identification Number
  (c) Issuer'S S.E.C. file number, if any
  (d) Issuer's address, including zip code
  (e) Issuer's telephone number, including area code

2.(a) Name of person for whose account the securities are to be sold
  (b) Such person's I.R.S. identification number, if such person is an entity
  (c) Such person's relationship to the issuer (e.g., officer, director, 10% stockholder, or member of immediate family of any of the foregoing)
  (d) Such person's address, including zip code

3.(a) Title of the class of securities to be sold
  (b) Name and address of each broker through whom the securities are intended to be sold
  (c) Number of shares or other units to be sold (if debt securities, give the aggregate face amount)
  (d) Aggregate market value of the securities to be sold as of a specified date within 10 days prior to the filing of this notice
  (e) Number of shares or other units of the class outstanding, or if debit securities the face amount thereof outstanding, as shown by the most recent report or statement published by the issuer
  (f) Approximate date on which the securities are to be sold
  (g) Name of each securities exchange, if any, on which the securities are intended to be sold

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
 IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
                           VALID OMB CONTROL NUMBER.


                                                                SEC 1147 (09-03)

                         TABLE I - SECURITIES TO BE SOLD

    FURNISH THE FOLLOWING INFORMATION WITH RESPECT TO THE ACQUISITION OF THE SECURITIES TO BE SOLD AND WITH RESPECT TO THE PAYMENT OF ALL OR ANY PART OF THE
                PURCHASE PRICE OR OTHER CONSIDERATION THEREFOR:

                                               NAME OF PERSON
                                               FROM WHOM ACQUIRED
TITLE OF   DATE YOU  NATURE OF                 (IF GIFT, ALSO GIVE DATE   AMOUNT OF             DATE OF
THE CLASS  ACQUIRED  ACQUISITION TRANSACTION   DONOR ACQUIRED)            SECURITIES ACQUIRED   PAYMENT     NATURE OF PAYMENT
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Common
Stock,     4/18/90   Open Market Buy           Winnebago Industries, Inc.    50                 4/18/90        Cash
$.50 par   9/28/93   Open Market Buy           Winnebago Industries, Inc.    200                9/28/93        Cash
value     12/16/94   Open Market Buy           Winnebago Industries, Inc.    500               12/16/94        Cash
           3/05/04   Stock Split               Winnebago Industries, Inc.    750                    N/A(1)      N/A(1)
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INSTRUCTIONS:  If the securities were purchased and full payment therefore was not made in cash at the time of purchase, explain in the table or in a note thereto the nature of the consideration given. If the consideration consisted of any note or other obligation, or if payment was made in installments describe the arrangement and state when the note or other obligation was discharged in full or the last installment paid.

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              TABLE II - SECURITIES SOLD DURING THE PAST 3 MONTHS

FURNISH THE FOLLOWING INFORMATION AS TO ALL SECURITIES OF THE ISSUER SOLD DURING THE PAST 3 MONTHS BY THE PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD.

                                                                               Amount of     Gross
Name and Address of Seller         Title of Securities Sold    Date of Sale    Securities    Proceeds
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Frederick M. Zimmerman             Common Stock                11/4/04         700           $23,221.00
14860 Lloyds Drive
Minnetonka, MN 55345

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REMARKS:

   (1) There is not a date of payment nor a nature of payment for this entry as it shows the effect of a two-for-one stock split of Winnebago Industries, Inc. common stock on March 5, 2004 bringing the reporting person to a total holding of 1,500 shares which are being reported in this filing of proposed sale.

INSTRUCTIONS:

See the definition of "person" in paragraph (a) of Rule 144. Information is to be given not only as to the person for whose account the securities are to be sold but also as to sales by all persons whose sales are required by paragraph
(e) of Rule 144 to be aggregated with sales for the account of the person filing this notice.

ATTENTION:

The person for whose account the securities to which this notice relates are to sold hereby represents by signing this notice that he does not know any material adverse information in regard to the current and prospective operations of the Issuer of the securities to be sold which have not been publicly disclosed.

                                        /s/ Raymond M. Beebe, Secretary,
                                        Winnebago Industries, Inc. under
      December 20, 2004                 Power of Attorney
-----------------------------------     ----------------------------------------
      (DATE OF NOTICE)                                 (SIGNATURE)

THE NOTICE SHALL BE SIGNED BY THE PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO
       BE SOLD. AT LEAST ONE COPY OF THE NOTICE SHALL BE MANUALLY SIGNED.
     ANY COPIES NOT MANUALLY SIGNED SHALL BEAR TYPED OR PRINTED SIGNATURES.

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| ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSION OF FACTS CONSTITUTE FEDERAL |
|                  CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).                   |
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                                                                SEC 1147 (09-03)